Exhibit 99.1

October 25, 2017

Franklin Financial Reports Q3 2017 Earnings;
Declares Q4 Dividend

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $3.1 million for the third quarter ended September 30, 2017. This represents a 48.2% increase when compared to third quarter 2016 earnings of $2.1 million and an 8.0% decrease when compared to second quarter 2017 earnings of $3.3 million. Second quarter 2017 results were positively impacted by a recovery of past due interest and fees ($374 thousand pre-tax) from a large non-accrual commercial loan that was paid off. Net income for the first nine months of 2017 was $9.4 million compared with $6.4 million for the same period in 2016, an increase of 48.3%.

Compared to the third quarter of 2016, net interest income increased 7.4% to $9.4 million and noninterest income increased 6.0% to $3.0 million. Noninterest expense increased by 4.1%, but the provision for loan losses decreased by 78.3%. The increase in year-to-date net income for 2017 was driven by an increase in net interest income of $2.0 million and a reduction in the provision for loan losses of $2.9 million.

On a per share basis, diluted earnings were $0.70 for the quarter ended September 30, 2017 and $2.17 for the first nine months of 2017, compared to $0.48 and $1.48 for the same periods in 2016.

“Our performance during the quarter and throughout the year is reflective of our continued focus on delivering value to our customers and shareholders while reinvesting in our online, mobile and social platforms,” said Timothy G. Henry, President and CEO. “Additionally, we’ve invested in our most important asset, our people, by expanding our Investment & Trust Services team in the Cumberland County and Greater Capital Region to build on our momentum in that market and support the growth of our noninterest income.”

Total assets at September 30, 2017 were $1.2 billion, a 5.3% increase when compared with total assets at September 30, 2016. Net loans increased 6.1% to $900.0 million, and total deposits increased 5.6% to $1.0 billion for the third quarter of 2017 over the same period last year. Additionally, the market value of assets under management and held at third-party brokers increased slightly to $815.9 million ($662.7 million and $153.2 million, respectively).

The Board of Directors of Franklin Financial Services Corporation declared a $0.24 per share regular cash dividend for the fourth quarter of 2017. This compares to a $0.21 per share regular cash dividend for the fourth quarter of 2016, representing a 14.3% increase. Total cash dividends paid during the four quarters of 2017 will be $0.93 per share compared to $0.82 per share in 2016, an increase of 13.4%.

The regular quarterly cash dividend will be paid on November 22, 2017 to shareholders of record at the close of business on November 3, 2017.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

	Nine Months Ended September 30			Three Months Ended September 30
(Dollars in thousands, except per share data)	2017	2016	% Change	2017	2016	% Change
Earnings Performance
Interest income	$29,547	$27,434	7.7	10,063	$9,348	7.6
Interest expense	1,800	1,656	8.7	629	563	11.7
Net interest income	27,747	25,778	7.6	9,434	8,785	7.4
Provision for loan losses	420	3,325	(87.4)	250	1,150	(78.3)
Noninterest income	9,052	8,613	5.1	2,971	2,803	6.0
Noninterest expense	24,423	23,505	3.9	8,305	7,980	4.1
Income before income taxes	11,956	7,561	58.1	3,850	2,458	56.6
Income taxes	2,517	1,198	110.1	774	383	102.1
Net income	$9,439	$6,363	48.3	3,076	$2,075	48.2

Diluted earnings per share	$2.17	$1.48	46.6	0.70	$0.48	45.8
Regular cash dividends paid	$0.69	$0.61	13.1	0.24	$0.21	14.3

	At September 30	At December 31	At September 30
	2017	2016	2016
Balance Sheet Highlights
Total assets	$1,165,549	$1,127,443	$1,107,120
Investment securities	132,322	143,875	155,345
Loans, net	899,960	882,798	847,891
Deposits	1,033,148	982,120	978,552
Shareholders' equity	124,580	116,493	116,879
Trust assets under management (fair value)	662,733	622,630	617,289

	At September 30	At December 31	At September 30
	2017	2016	2016
Shareholders' Value
Return on average assets*	1.11%	0.74%	0.79%
Return on average equity*	10.50%	7.04%	7.42%
Book value, per share	$28.66	$26.99	$27.19
Market value, per share	$35.05	$28.60	$24.31
Market value/book value ratio	122.30%	105.97%	89.41%
Price/earnings multiple	12.13	15.21	12.34
Current dividend yield*	2.74%	2.94%	3.46%
Dividend payout ratio	31.66%	43.56%	41.14%
Net interest margin	3.71%	3.62%	3.61%

Safety and Soundness
Nonperforming loans / gross loans	0.34%	0.61%	0.69%
Nonperforming assets / total assets	0.49%	0.92%	1.07%
Allowance for loan loss / loans	1.27%	1.24%	1.24%
Net (recoveries) loans charged-off/average loans*	-0.01%	0.33%	0.44%

*Annualized